Exhibit 10.7
[This document has been translated from Chinese to English]

Power of Attorney

Shareholder: Guotong Chen

Attorney-in-fact: Party A, China Education Schools Co., Ltd. (“Party A”)

I, Guotong Chen, a Chinese citizen, hereby irrevocably authorize Party A to exercise for and on behalf of me all voting rights that I have as a shareholder of The Company, Ltd. during the term of this Power of Attorney, including without limitation, proposing to convene a shareholders’ meeting, attending a shareholders’ meeting and exercising the voting rights at a shareholders’ meeting.

Unless this Power of Attorney is expressly terminated by me in writing, this Power of Attorney shall be effective from November 25, 2010 for an indefinite period of time.

By:	/s/Guotong Chen

Date:	November 25, 2010